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                                                                    EXHIBIT 99.1

            APPLIED MATERIALS COMPLETES ACQUISITION OF ETEC SYSTEMS

            Applied Materials Enters the Maskmaking Equipment Market

SANTA CLARA, Calif., March 29, 2000--Applied Materials, Inc. announced today that it has completed the acquisition of Etec Systems, Inc., in a stock-for-stock merger. The acquisition combines the strengths of Etec as the leading manufacturer of mask pattern generation solutions for the semiconductor and electronics industries, and Applied Materials, the world's largest semiconductor equipment company.

Under the terms of the acquisition, originally announced on January 12, 2000, each share of Etec Systems, Inc. was exchanged for 1.298 (or 0.649 pre-split) shares of Applied Materials' common stock. Applied Materials issued approximately 29 million shares of its common stock to complete the transaction. This acquisition will be accounted for as a pooling of interests.

"We are pleased that we can now bring the combined capabilities of Applied Materials and Etec Systems to our customers throughout the world," said James
C. Morgan, chairman and chief executive officer of Applied Materials. "This acquisition underscores Applied Materials' commitment to help customers address the technical requirements presented by the move to increasingly smaller line-widths. Our joint efforts should enable us to continue the critical advancement of semiconductor mask pattern generation technology while realizing new market opportunities from products developed by our etch and metrology and inspection business units."

This acquisition brings a well-positioned and excellent product portfolio to Applied Materials. As production of 180-nanometer devices and development of 130-nanometer devices increase, demand for maskmaking equipment and masks that enable subwavelength lithography is expected to grow.

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, risks relating to the performance and successful integration of the acquired businesses and to the future size of the market for mask pattern generation equipment. The Company assumes no obligation to update the information in this press release.

Applied Materials is a Fortune 500 global growth company and the world's largest supplier of wafer fabrication systems and services to the global semiconductor industry. Applied Materials is traded on the Nasdaq National Market under the symbol, "AMAT". Applied Materials' website is http://www.appliedmaterials.com.

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Contact:
  Applied Materials
  Jeffrey Lettes, 408/563-5161 (editorial/media)
  Carolyn Schwartz, 408/748-5227 (investment community)